  Exhibit 99.2

TPT Global Tech, Inc. Protects Shareholders by Allowing Rennova Health Deal to Dissolve

CEO Stephen J. Thomas III discussed possible issues with deal on recent shareholder call and reiterated that avoiding shareholder dilution was job #1 and that it is the intent that shareholders will still receive the INOQ dividend when the shell is used

SAN DIEGO, CA / ACCESSWIRE / March 9, 2021 / TPT Global Tech Inc. (OTCQB:TPTW) www.tptglobaltech.com today announced the deal with Rennova Health has been terminated. The company had previously announced it sought certain protections which could not be agreed upon. The company further sought certain terms of development under the license agreement which was never completely finalized. The company further stated that despite allowing the termination, it had already secured its own National CLIA license as of March 1, 2021 under its TPT MedTech division. This termination with Rennova Health will have no impact on the company's SaaS division moving forward and has never been a part of the company's "QuikPASS" "QuiKLAB" Technology platforms. Finally, the company continues to move forward with its "QuikLAB" deployment in the US and abroad.

The parties had negotiated for several months to finalize certain terms of the agreement that was previously announced.

"We wish Rennova good luck with the intended new path," said TPTW CEO Stephen Thomas.

About TPT Global Tech

TPT Global Tech Inc. (TPTW) based in San Diego, California, is a technology-based company with divisions providing telecommunications, medical technology and product distribution, media content for domestic and international syndication as well as technology solutions. TPT Global Tech offers Software as a Service (SaaS), Technology Platform as a Service (PAAS), Cloud-based Unified Communication as a Service (UCaaS). It offers carrier-grade performance and support for businesses over its private IP MPLS fiber and wireless network in the United States. TPT's cloud-based UCaaS services allow businesses of any size to enjoy all the latest voice, data, media and collaboration features in today's global technology markets. TPT Global Tech also operates as a Master Distributor for Nationwide Mobile Virtual Network Operators (MVNO) and Independent Sales Organization (ISO) as a Master Distributor for Pre-Paid Cell phone services, Mobile phones Cell phone Accessories and Global Roaming Cell phones.

For more information about how TPT Global's technologies and to schedule call with CEO Stephen Thomas, please contact Shep Doniger at 561-637-5750 and sdoniger@bdcginc.com.

For all IR inquiries, please contact Frank Benedetto at 619-915-9422.

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates" and other terms with similar meaning. Specifically, statements about the Company's plans for accelerated growth, improved profitability, future business partners, M&A activity, new service offerings, and pursuit of new markets are forward-looking statements. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. The information contained in such statements is beyond the ability of the Company to control, and in many cases, the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

SOURCE: TPT Global Tech, Inc.